Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We have issued our report dated April 4, 2022, with respect to the consolidated financial statements incorporated by reference in the Annual Report of Global Clean Energy Holdings, Inc. on Form 10-K for the year ended December 31, 2021.  We consent to the incorporation by reference of said report in the Registration Statements of Global Clean Energy Holdings, Inc. on Forms S-8 (File No. 333-252614 and File No. 333-165990).

/s/ GRANT THORNTON LLP

Kansas City, Missouri
April 4, 2022